EXHIBIT 99.1

Shenandoah Telecommunications Company Reports Operating Results for the Third Quarter 2011

EDINBURG, Va., Nov. 7, 2011 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company (Shentel) (Nasdaq:SHEN) announces financial and operating results for the three months ended September 30, 2011.

Third Quarter 2011 Highlights

Highlights for the quarter include:

  Revenue of $62.7 million, an increase of 18% from third quarter 2010
  Net income from continuing operations of $3.6 million, compared to $4.2 million in third quarter 2010
  Adjusted operating income before depreciation and amortization (adjusted OIBDA) of $22.2 million, an increase of $1.1 million from the third quarter of 2010
  Net PCS additions of 2,686 postpaid customers and 6,940 prepaid customers, resulting in a total of 243,548 postpaid and 98,272 prepaid customers at September 30, 2011
  PCS Postpaid churn was 1.85% compared to 1.88% in third quarter 2010. Prepaid churn was 4.43% compared to 5.02% in third quarter 2010
  Cable segment revenue generating units increased 4,745 during the third quarter of 2011, compared to an increase of 4,555 (excluding 78,552 purchased) in the third quarter of 2010 and a gain of 310 in the second quarter of 2011

President and CEO, Christopher E. French commented, "We are very pleased with the improvements in the financial and operating results within our wireless segment, and with our overall results for the quarter. Work continues on upgrades to our acquired cable networks, and we experienced a slight improvement in the financial performance of our cable segment. Overall, we are pleased with the growth in customers and our revenue base as we continue to invest for the future."

Consolidated Third Quarter Results

For the quarter ended September 30, 2011, net income from continuing operations was $3.6 million compared to $4.2 million in the third quarter of 2010. Operating income for the third quarter of 2011 was $9.2 million, down $0.4 million from the third quarter of 2010. Adjusted OIBDA (as defined below) increased to $22.2 million in the third quarter of 2011 from $21.1 million in the third quarter of 2010. Details of the factors driving these changes are covered in the following Segment discussions.

Wireless Segment

Wireless segment operating income increased $3.7 million in the third quarter of 2011 compared to the third quarter of 2010. Postpaid PCS revenues increased $2.3 million, while prepaid revenues increased $3.5 million. The increase in postpaid revenues was primarily due to a 6% increase in the customer base and the impact of incremental smartphone fees implemented January 31, 2011. The increase in prepaid revenues was principally due to the 75% increase in subscribers since September 30, 2010. All other Wireless revenues decreased $1.0 million due primarily to a one-time adjustment to straight-line tower rents of $0.8 million recorded in the third quarter of 2010. Operating expenses increased $1.1 million, principally due to costs associated with prepaid activities. The net increase in prepaid costs included a $0.7 million increase in handset subsidies and other prepaid customer acquisition costs, and an increase of $0.9 million in prepaid sales and marketing costs. These increases were partially offset by $0.6 million in lower amortization costs for the Virgin Mobile customers acquired in July 2010. Outside of the direct prepaid area, other Wireless segment operating costs increased by $0.1 million. This increase included increases in network costs of $0.8 million, fees for 4G usage of $0.4 million and postpaid sales and marketing costs of $0.2 million. These increases were partially offset by a $1.4 million gain on disposition of wireless equipment. Third quarter adjusted OIBDA was $17.6 million, an increase of $1.9 million from the third quarter of 2010.

The Company continued to experience customer growth in its postpaid wireless markets, adding 2,686 net retail postpaid customers during the third quarter of 2011, compared to the 3,175 net added during the third quarter of 2010. The Company's postpaid Sprint Nextel wireless customer count at September 30, 2011 was 243,548, a 5.6% increase from September 30, 2010. The Company's third quarter postpaid churn was 1.85% compared to 1.88% in third quarter 2010. Gross adds of retail postpaid customers for third quarter 2011 totaled 16,126, down slightly from 16,716 in the third quarter of 2010.

During the third quarter, the Company added 6,940 net prepaid subscribers, ending the quarter with 98,272 prepaid subscribers. Gross additions of prepaid subscribers totaled 19,545 in the third quarter of 2011, up from 14,289 added in the third quarter of 2010, excluding 49,855 prepaid subscribers acquired from Sprint effective July 1, 2010. Prepaid churn was 4.43% for the third quarter, down from 5.02% for the third quarter of 2010. The Company initiated prepaid sales in July 2010.

Cable TV Segment

Cable segment operating loss increased $0.1 million in the third quarter of 2011 from the 2010 third quarter. The 2011 third quarter includes a full three months of activity for the cable systems and subscribers acquired from JetBroadband in southern West Virginia and southern Virginia on July 30, 2010, and three months of activity for the cable systems and subscribers acquired from Suddenlink in West Virginia and Maryland on December 1, 2010. Upgrades for the July 2010 acquisition are now approximately 21% complete, and will continue through 2012. The 2010 acquisitions contributed $3.4 million of incremental operating revenue in the third quarter of 2011, while the existing cable operations contributed $1.2 million in additional operating revenues. Operating expenses associated with the 2010 acquisitions increased by approximately $3.5 million, while operating expenses in the existing operations increased by approximately $1.2 million. Operating expense increases included increased depreciation of $1.9 million, cable content costs of $1.5 million, network expenses of $2.3 million, sales and marketing costs of $0.7 million, and other cost increases of $1.0 million. The third quarter 2010 sales, general and administrative costs included $3.0 million in professional fees related to closing on the JetBroadband acquisition. The decrease in professional fees partially offset the increases outlined above. Adjusted OIBDA for third quarter 2011 was a loss of $0.6 million, compared to income of $0.6 million in the third quarter of 2010.

Revenue generating units (the sum of voice, data, video and digital video subscribers) totaled 135,755 at the end of the third quarter of 2011, a quarterly increase of 4,745 compared to an increase of 4,555 (net of acquired revenue generating units) in the third quarter of 2010. The markets acquired in July 2010 include communities near three universities where customer counts were negatively impacted during the second quarter as students left school for the summer, and increased in the third quarter when they returned.

Wireline Segment

Wireline segment operating income decreased $4.0 million in 2011 third quarter compared to 2010. The Wireline segment recognized a gain of $4.0 million in the third quarter of 2010 from the sale of the Company's directory publishing rights. Adjusted OIBDA for the Wireline segment for third quarter 2011 was $5.9 million, an increase of $0.3 million from the comparable 2010 period. Wireline segment DSL customers grew by 468 or 4.0% from the year ago period end. Access lines at September 30, 2011, were 23,288, a decrease of 560 from September 30, 2010.

Other Information

Capital expenditures were $20.9 million in the third quarter of 2011, up from $14.7 million in the comparable 2010 period. Capital expenditures in 2011 related primarily to upgrading the acquired cable networks and capacity upgrades at PCS sites, while spending in 2010 included spending to complete the expansion of our PCS network coverage and footprint in addition to spending on upgrades to the cable networks acquired in 2008.

Cash and cash equivalents as of September 30, 2011 were $21.9 million, down from $27.5 million at December 31, 2010. Total outstanding debt at September 30, 2011 totaled $186.0 million, down from $195.1 million at December 31, 2010. Over the next twelve months, the Company expects to make approximately $21.9 million in scheduled principal repayments. At September 30, 2011, the debt/equity ratio was 0.93 and debt as a percent of total assets was 39%. The amount available to the Company through its revolver facility was $50 million as of September 30, 2011.

In November 2011, the Company executed two asset purchase agreements to sell certain Converged Services properties to two buyers for a total of $4.7 million. The Company closed on the sale of some of these properties for $2.2 million. Two additional closings are expected in the next 60 to 90 days following receipt of consents necessary for the transfer of the properties. Since the sell price approximated the carrying value of these assets no gain or loss is expected on the sale. The Company continues to negotiate with purchasers on the remaining Converged Services properties.

Conference Call and Webcast

The Company will host a conference call and simultaneous webcast on Monday, November 7, 2011.

Teleconference Information:
Monday, November 7, 2011, 10:00 A. M. (ET)
Dial in number: 1-888-695-7639
Audio webcast: www.shentel.com

SHENANDOAH TELECOMMUNICATIONS COMPANY
SUMMARY FINANCIAL INFORMATION (unaudited)
(In thousands)

Condensed Consolidated Balance Sheets
	September 30,	December 31,
	2011	2010

Cash and cash equivalents	$21,862	$27,453
Other current assets	44,214	43,347
Investments	8,453	9,090

Net property, plant and equipment	300,110	280,051

Intangible assets, net	83,201	90,389
Other assets, net	15,301	16,107
Total assets	$473,141	$466,437

Current liabilities, exclusive of current maturities of long-term debt of $21,911 and $14,823, respectively	$29,046	$30,075
Long-term debt, including current maturities	185,998	195,112
Total other liabilities	57,518	50,945
Total shareholders' equity	200,579	190,305
Total liabilities and shareholders' equity	$473,141	$466,437

SHENANDOAH TELECOMMUNICATIONS COMPANY
SUMMARY FINANCIAL INFORMATION (unaudited)
(In thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2010	2011	2010

Revenues	$62,657	$53,233	$184,640	$137,192

Cost of goods and services	25,514	21,265	76,792	50,601
Selling, general and administrative	14,199	14,180	41,438	32,770

Depreciation & amortization	13,774	12,202	42,155	28,927
Operating expenses	53,487	47,647	160,385	112,298
Gain on sale of directory	--	4,000	--	4,000
Operating income	9,170	9,586	24,255	28,894

Interest expense	(2,003)	(2,416)	(6,668)	(2,992)
Other income (expense), net	(55)	264	204	390
Income from continuing operations before income taxes	7,112	7,434	17,791	26,292
Income tax expense	3,497	3,229	8,070	10,994
Net income from continuing operations	$3,615	$4,205	$9,721	$15,298

Earnings (loss) from discontinued operations, net of taxes	(613)	(171)	(700)	62
Net income	$3,002	$4,034	$9,021	$15,360

Net income from continuing operations	$0.15	$0.17	$0.41	$0.65

Earnings (loss) from discontinued operations	(0.02)	--	(0.03)	--

Net income	$0.13	$0.17	$0.38	$0.65

Non-GAAP Financial Measure

In managing our business and assessing our financial performance, management supplements the information provided by financial statement measures prepared in accordance with GAAP with adjusted OIBDA, which is considered a "non-GAAP financial measure" under SEC rules.

Adjusted OIBDA is defined by us as operating income (loss) before depreciation and amortization, adjusted to exclude the effects of: certain non-recurring transactions; impairment of assets; gains and losses on asset sales; share based compensation expense; business acquisition costs; and pension settlement and curtailment expenses. Adjusted OIBDA should not be construed as an alternative to operating income as determined in accordance with GAAP as a measure of operating performance.

In a capital-intensive industry such as telecommunications, management believes that adjusted OIBDA and the associated percentage margin calculations are meaningful measures of our operating performance. We use adjusted OIBDA as a supplemental performance measure because management believes it facilitates comparisons of our operating performance from period to period and comparisons of our operating performance to that of other companies by excluding potential differences caused by the age and book depreciation of fixed assets (affecting relative depreciation expenses) as well as the other items described above for which additional adjustments were made. In the future, management expects that the Company may again report adjusted OIBDA excluding these items and may incur expenses similar to these excluded items. Accordingly, the exclusion of these and other similar items from our non-GAAP presentation should not be interpreted as implying these items are non-recurring, infrequent or unusual.

While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the current period allocation of costs associated with long-lived assets acquired or constructed in prior periods, and accordingly may obscure underlying operating trends for some purposes. By isolating the effects of these expenses and other items that vary from period to period without any correlation to our underlying performance, or that vary widely among similar companies, management believes adjusted OIBDA facilitates internal comparisons of our historical operating performance, which are used by management for business planning purposes, and also facilitates comparisons of our performance relative to that of our competitors. In addition, we believe that adjusted OIBDA and similar measures are widely used by investors and financial analysts as measures of our financial performance over time, and to compare our financial performance with that of other companies in our industry.

Adjusted OIBDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. These limitations include the following:

  it does not reflect capital expenditures;
  the assets being depreciated and amortized will often have to be replaced in the future and adjusted OIBDA does not reflect cash requirements for such replacements;
  it does not reflect costs associated with share-based awards exchanged for employee services;
  it does not reflect interest expense necessary to service interest or principal payments on indebtedness;
  it does not reflect expenses incurred for the payment of income taxes and other taxes; and
  other companies, including companies in our industry, may calculate adjusted OIBDA differently than we do, limiting its usefulness as a comparative measure.

In light of these limitations, management considers adjusted OIBDA as a financial performance measure that supplements but does not replace the information reflected in our GAAP results.

The following table shows adjusted OIBDA for the three and nine months ended September 30, 2011 and 2010:

(in thousands)	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2010	2011	2010

Adjusted OIBDA	$22,231	$21,105	$66,510	$61,277

The following table reconciles adjusted OIBDA to operating income, which we consider to be the most directly comparable GAAP financial measure to adjusted OIBDA:

	Three Months Ended		Nine months ended
(in thousands)	September 30,		September 30,
	2011	2010	2011	2010

Operating income	$9,170	$9,586	$24,255	$28,894
Plus depreciation and amortization	13,774	12,202	42,155	28,927
OIBDA	22,944	21,788	66,410	57,821
Less gain on sale of directory	--	(4,000)	--	(4,000)
Less (gain) loss on asset sales	(1,146)	7	(1,035)	(24)
Plus pension settlement and curtailment expense	--	--	--	3,781
Plus business acquisition expenses	--	3,050	--	3,160
Plus share based compensation expense	433	260	1,335	539
Adjusted OIBDA	$22,231	$21,105	$66,510	$61,277

The following tables reconcile adjusted OIBDA to operating income by major segment for the three months and nine months ended September 30, 2011 and 2010:

Wireless Segment:
	Three Months Ended		Nine Months Ended
(in thousands)	September 30,		September 30,
	2011	2010	2011	2010

Operating income	$12,926	$9,205	$33,353	$30,149
Plus depreciation and amortization	5,868	6,401	18,242	16,927
OIBDA	18,794	15,606	51,595	47,076
Less (gain) loss on asset sales	(1,280)	--	(1,264)	(99)
Plus pension settlement and curtailment expense	--	--	--	1,014
Plus share based compensation expense	121	83	371	183
Adjusted OIBDA	$17,635	$15,689	$50,702	$48,174

Cable Segment:
	Three Months Ended		Nine Months Ended
(in thousands)	September 30,		September 30,
	2011	2010	2011	2010

Operating income	$(6,427)	$(6,293)	$(17,070)	$(11,996)
Plus depreciation and amortization	5,692	3,746	17,478	5,945
OIBDA	(735)	(2,547)	408	(6,051)
Less (gain) loss on asset sales	12	4	87	6
Plus pension settlement and curtailment expense	--	--	--	597
Plus business acquisition expenses	--	3,050	--	3,160
Plus share based compensation expense	164	73	499	129
Adjusted OIBDA	$(559)	$580	$994	$(2,159)

Wireline Segment:
	Three Months Ended		Nine Months Ended
(in thousands)	September 30,		September 30,
	2011	2010	2011	2010

Operating income	$3,493	$7,540	$10,721	$13,594
Plus depreciation and amortization	2,156	2,000	6,260	5,860
OIBDA	5,649	9,540	16,981	19,454
Less gain on sale of directory	--	(4,000)	--	(4,000)
Less (gain) loss on asset sales	122	3	142	69
Plus pension settlement and curtailment expense	--	--	--	1,960
Plus share based compensation expense	96	64	296	142
Adjusted OIBDA	$5,867	$5,607	$17,419	$17,625

About Shenandoah Telecommunications

Shenandoah Telecommunications Company is a holding company that provides a broad range of telecommunications services through its operating subsidiaries. The Company is traded on the NASDAQ Global Select Market under the symbol "SHEN." The Company's operating subsidiaries provide local and long distance telephone, Internet and data services, cable television, wireless voice and data services, alarm monitoring, and telecommunications equipment, along with many other associated solutions in the Mid-Atlantic United States.

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management's projections, forecasts, estimates and expectations is available in the Company filings with the SEC. Those factors may include changes in general economic conditions, increases in costs, changes in regulation and other competitive factors.

CONTACT: Adele M. Skolits
         540-984-5161